Filed Pursuant to Rule 433
Registration Nos. 333-206176 and 333-206176-01

$767+mm Synchrony Credit Card (SYNCT) 2016-3 *Pxing*

Joint-Leads: Citi(str.), RBC, SG

Co-Managers: Barclays, Scotia Bank, TD, Williams

CLASS	SIZE($mm)	WAL(yr)	S&P/MDY	L.FINAL	BMK	SPREAD	YLD	CPN	PX
2016-3 A	700.000	2.98	AAA/Aaa	09/15/22	N	+52	1.589%	1.58%	99.98893%
2016-3 B	67.123+	2.98	AA+/Aa2	09/15/22	N	+85	1.919%	1.91%	99.99585%

Settle	:	09/22/16
Public/Private	:	SEC-Registered
First Pay	:	11/15/16
ERISA	:	Yes
BBERG Ticker	:	SYNCT 2016-3
Min Denoms	:	$100k x $1k (Cl. A)$100k x $1 (Cl. B)
Bill & Deliver	:	Citi

CUSIPS
Class A	:	87165L BJ9
Class B	:	87165L BK6

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